Exhibit 3.57

State of Delaware Secretary of State Division of Corporations Delivered 01:29 PM 04/24/2008 FILED 01:29 PM 04/24/2008 SRV 080467641 - 4538520 FILE

CERTIFICATE OF FORMATION

OF

FORGING HOLDINGS, LLC

Pursuant to 6 Del. C. § 18-201

1.                                  The name of the limited liability company is Forging Holdings, LLC.

2.                                  The address of the registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. The name of the registered agent at such address is National Corporate Research, Ltd.

3.                                  The term of the limited liability company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of April, 2008.

/s/ Michael L. Whitchurch
Michael L. Whitchurch
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:05 PM 10/03/2014 FILED 01:00 PM 10/03/2014 SRV 141255242 - 4538520 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is FORGING HOLDINGS, LLC.

2.                                      The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY.

By:	/s/ Liela Morad
Authorized Person

Name:	Liela Morad
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